Exhibit 10.3

PROMISSORY NOTE

PROMISE TO PAY. For good and valuable consideration, the receipt of which is hereby acknowledged, GENESIS CAPITAL MANAGEMENT LIMITED, a licensed fund management company (“Genesis”) promises to pay to COGENCO INTERNATIONAL, INC. (“Cogenco”), or order, in lawful money of the United States of America, the principal amount of $250,000.00, together with interest at the rate of 6.000% per annum on the unpaid principal balance from March 6, 2008, until paid in full. The interest rate may change under the terms and conditions of the “INTEREST AFTER DEFAULT” section.

PAYMENT. Genesis will pay the principal and interest due on this loan in eleven installments of $25,000 each installment, with the first installment due on or before June 30, 2008, and each subsequent installment due on or before the last day of each calendar quarter thereafter through the last payment due on December 31, 2010 at which time all remaining principal and interest will then be due. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; then to any late charges; and then to any unpaid collection costs. The annual interest rate for this Note is computed on the basis of a 360 day year; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Genesis will pay Cogenco at Cogenco’s address, Suite 1840, 6400 South Fiddler’s Green Circle, Greenwood Village, Colorado 80112, or at such other place as Cogenco may designate in writing.

PREPAYMENT; MINIMUM INTEREST CHARGE. Genesis may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Cogenco in writing, relieve Genesis of Genesis's obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due. Genesis agrees not to send Cogenco payments marked “paid in full”, “without recourse”, or similar language. If Genesis sends such a payment, Cogenco may accept it without losing any of Cogenco’s rights under this Note, and Genesis will remain obligated to pay any further amount owed to Cogenco. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to Cogenco at the address set forth above.

LATE CHARGE. If a payment is 11 days or more late, Genesis will be charged 5.000% of the regularly scheduled payment or $10.00, whichever is greater.

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, the interest rate on this Note shall be increased to 21.000% per annum. However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Note:

     Payment Default. Genesis fails to make any payment when due under this Note.

     Other Defaults. Genesis fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Cogenco and Genesis.

     Insolvency. The dissolution or termination of Genesis’ existence as a going business, the insolvency of Genesis, the appointment of a receiver for any part of Genesis’ property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Genesis.

     Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Genesis or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Genesis’ accounts, including deposit accounts, with Cogenco. However, this Event of Default shall not apply if there is a good faith dispute by Genesis as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Genesis gives Cogenco written notice of the creditor or forfeiture proceeding and deposits with Cogenco monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Cogenco, in its sole discretion, as being an adequate re serve or bond for the dispute.

     Adverse Change. A material adverse change occurs in Genesis’ financial condition, or Cogenco believes the prospect of payment or performance of this Note is impaired.

     Insecurity. Cogenco in good faith believes itself insecure.

     Cure Provisions. If any default, other than a default in payment is curable and if Genesis has not been given a notice of a breach of the same provision of this Note within the preceding twelve months, it may be cured if Genesis, after receiving written notice from Cogenco demanding cure of such default: (1) cures the default within 20 days; or (2) if the cure requires more than 20 days, immediately initiates steps which Cogenco deems in Cogenco’s sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

COGENCO'S RIGHTS. Upon default, Cogenco may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Genesis will pay that amount.

accrued unpaid interest immediately due, and then Genesis will pay that amount.

ATTORNEYS’ FEES; EXPENSES. Cogenco may hire or pay someone else to help collect this Note if Genesis does not pay. Genesis will pay Cogenco the reasonable costs of such collection. This includes, subject to any limits under applicable law, Cogenco’s attorneys’ fees and Cogencos legal expenses, whether or not there is a lawsuit, including without limitation attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Genesis also will pay any court costs, in addition to all other sums provided by law.

JURY WAIVER. Cogenco and Genesis hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Cogenco or Genesis against the other.

GOVERNING LAW. This Note will be governed by federal law applicable to Cogenco and, to the extent not preempted by federal law, the laws of the State of Colorado without regard to its conflicts of law provisions. This Note has been accepted by Cogenco in the State of Colorado.

CHOICE OF VENUE. If there is a lawsuit, Genesis agrees upon Cogenco’s request to submit to the jurisdiction of the courts of Denver County, State of Colorado.

RIGHT OF SETOFF. To the extent permitted by applicable law, Cogenco reserves a right of setoff in all amounts Cogenco may owe to Genesis and with respect to Genesis’ ownership of Cogenco common stock. Genesis authorizes Cogenco, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts, and, at Cogenco’s option, to administratively freeze all such accounts to allow Cogenco to protect Cogenco’s charge and setoff rights provided in this paragraph.

NO COLLATERAL. This Note is unsecured.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Genesis, and upon Genesis’ heirs, personal representatives, successors and assigns, and shall inure to the benefit of Cogenco and its successors and assigns.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Cogenco may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Genesis understands and agrees that, with or without notice to Genesis, Cogenco may with respect to any other Genesis (a) make one or more additional secured or unsecured loans or otherwise extend additional credit; (b) alter, compromise, renew, extend, accelerate, or otherwise change one or more times the time for payment or other terms of any indebtedness, including increases and decreases of the rate of interest on the indebtedness; (c) exchange, enforce, waive, subordinate, fail or decide not to perfect, and release any security, with or without the substitution of new collateral; (d) apply such security and direct the order or manner of sale thereof, including without limitation, any non-judicial sale permitted by the terms of the controlling security agreements, as Cog enco in its discretion may determine; (e) release, substitute, agree not to sue, or deal with any one or more of Genesis’ sureties, endorsers, or other guarantors on any terms or in any manner Cogenco may choose; and (f) determine how, when and what application of payments and credits shall be made on any other indebtedness owing by such other Genesis. Genesis and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Cogenco may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; and take any other action deemed necessary by Cogenco without the consent of or notice to anyone. All such parties also ag ree that Cogenco may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.

PRIOR TO SIGNING THIS NOTE, GENESIS READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE AND CONSULTED WITH ITS LEGAL, FINANCIAL, ACCOUNTING AND OTHER ADVISORS. GENESIS AGREES TO THE TERMS OF THE NOTE.

GENESIS ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

THE INDIVIDUAL EXECUTING THE NOTE BELOW REPRESENTS AND WARRANTS TO COGENCO THAT HE HAS EXECUTED THIS NOTE WITH ALL NECESSARY AUTHORITY FROM GENESIS TO DO SO.

GENESIS CAPITAL MANAGEMENT LIMITED
X
Name:	112 Brodie Street
Title:	Kingstown
St. Vincent and the Grenadines
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